 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report: January 31, 2018

Commission file number: 000-55610

GREENBACKER RENEWABLE ENERGY COMPANY LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0872648
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11 East 44th Street, 12th Floor

New York, NY 10017

Tel (646) 237-7884

(Address, including zip code and telephone number, including area code, of registrants Principal Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

____________________________________________________________________________________________

Item 8.01. Other Events.

Greenbacker Renewable Energy Company LLC (the “Company”) announced today that its Board of Directors on January 30, 2018 approved the December 31, 2017 net asset value per share for Class A and I shares of common stock of $8.68, respectively, an increase of $0.04 per share from the prior quarter-end’s valuation. In addition, the Board of Directors approved the December 31, 2017 net asset value per share for Class C shares of common stock of $8.42, which was consistent with the prior quarter. Due to the changes in net asset value per share, the Company revised the per share offering price for certain classes of shares, effective February 6, 2018, to the following - $9.780 per Class A share, and $8.984 per Class I share while maintaining the $9.089 offering price per Class C share.

The Company’s Board of Directors also authorized cash distributions payable on March 1, 2018, April 2, 2018 and May 1, 2018 to shareholders of record as of February 28, 2018, March 30, 2018, and April 30, 2018, respectively, of $0.00166902 per share, per day for Class A and I shares and $0.00162648 per share, per day for Class C shares, in each case to maintain the current annual distribution rates.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated January 30, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2018	Greenbacker Renewable Energy Company LLC

	By:	/s/ Charles Wheeler
	Name:	Charles Wheeler
	Title:	Chief Executive Officer, President and Director

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release dated January 30, 2018